Exhibit 99.1

Warrior Provides Update on Transformational Blue Creek Steelmaking Coal Project

Implementation of Innovative Technologies and Best Practices Significantly Increases Nameplate Capacity

Valuation Metrics Revised Upward Reflecting Increased Efficiency

BROOKWOOD, AL – February 21, 2025 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today provided several positive operational and financial updates regarding its progress towards developing its world-class Blue Creek project. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Key Highlights

•	Nameplate capacity increased 25% to 6.0 million short tons per year from original production plan of 4.8 million short tons per year;

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At revised nameplate capacity, Blue Creek is expected to generate approximately $1.3 billion of incremental revenues, $735 million of incremental adjusted EBITDA, and $637 million of incremental free cash flows annually;

•	Net present value (“NPV”) of Blue Creek is approximately $5.4 billion with an internal rate of return (“IRR”) of 35% and a payback period of 2.3 years at revised nameplate capacity

•	On track for shorter production timeline, with the first longwall expected to start no later than Q2 2026; and

•	Project expected to be completed on time and within budget, and fully paid for by cash flows generated from operations.

“Our decision to begin this transformational investment in Blue Creek will transform Warrior and allow us to continue our proven track record of creating value for stockholders,” said Walt Scheller, CEO of Warrior. “This project represents a transformative opportunity for Warrior through the significant addition of nameplate capacity to address the market dynamics we believe will continue to play out over the near and medium-term. By furthering Warrior’s legacy of high-quality, low-cost assets, we believe that Blue Creek will have a positive impact on Warrior for decades to come and will benefit a wide range of stakeholders. I want to thank our employees and the rest of the project team for their dedication to this project and for ensuring the project is completed safely, on time and on budget.”

Production Projections and Timeline

Since the Blue Creek project was re-launched in May 2022, Warrior has made several meaningful operational and technological improvements that are anticipated to have a positive impact on the project economics. From a production standpoint, Warrior has been able to increase the nameplate capacity of Blue Creek to 6.0 million short tons per year from the original production plan of 4.8 million short tons per year, an increase of 25%. The additional capacity increases Warrior’s overall nameplate capacity by 75%, from 8.0 million short tons per year to 14.0 million short tons per year.

Warrior has the ability to increase the current nameplate capacity 83%, an additional 0.6 million short tons, to 6.6 million short tons per year by adding an additional continuous miner unit.

Given current market conditions, Warrior plans to initially operate Blue Creek at 4.8 million short tons per year until the additional tons are warranted, as determined by supply and demand dynamics in the market.

Warrior continues to advance the project on schedule. After launching continuous miner production during the third quarter of 2024, the Company expects the preparation plant to start in the middle of 2025 and the longwall to start no later than the second quarter of 2026.

Budget and Valuation Update

Even with the addition of innovative technologies and best practices, the project remains on budget. Warrior expects the total project capital expenditures, excluding mine development costs and including the impact of inflation on materials, labor, machinery, and supplies, to remain unchanged in the range of $995 million to $1.075 billion, of which $716.5 million has been spent through December 31, 2024. These investments have been fully funded by cash flows generated from operations due to Warrior’s strong performance during the development period. In addition, one of Warrior’s hallmarks of maintaining a low-cost structure will continue with the Blue Creek mine, as third party and in-house data projects that Blue Creek will be one of the lowest cost mines in the world.

Based on conservative projections and assuming a long-term benchmark price of $250 per metric ton for the life of the mine, Warrior expects the Blue Creek mine to generate approximately $1.3 billion of annual revenue, $735 million of incremental adjusted EBITDA, and $637 million of incremental free cash flows annually. With these same assumptions and at the revised nameplate capacity of 6.0 million short tons per year, Warrior projects an NPV of approximately $5.4 billion, with an IRR of 35% and a payback period of 2.3 years, net of $716.5 million already invested in the project.

About Warrior

Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America, and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Non-GAAP Financial Measures

We have not reconciled our forward-looking adjusted EBITDA or free cash flow to GAAP net income or cash flow from operations, respectively, due to the uncertainty and potential variability of stock-based compensation expense, non-cash asset retirement obligation accretion and valuation adjustments, other non-cash accretion and valuation adjustments, non-cash mark-to-market loss (gain) on gas hedges and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. Because such items cannot be provided without unreasonable efforts, we are unable to provide a reconciliation of these Non-GAAP Measures to the corresponding GAAP measures. However, such items could have a significant impact on our future GAAP net income and cash flow from operations.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the development of, anticipated expenditures on, anticipated financial performance of the Company related to, and the quality of coal to be produced from, the Blue Creek project, as well as statements regarding sales and production growth, ability to maintain cost structure, demand, pricing trends, profitability and cash flow generation, competitive advantage, the Company’s future ability to create value for stockholders, inflationary pressures and expected capital expenditures. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of global pandemics, such as the novel coronavirus (“COVID-19”) pandemic, on its business and that of its customers, including the risk of a decline in demand for the Company’s met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the Israel-Hamas war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company’s portfolio of assets, the Company’s expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company’s ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2024 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC’s website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Analysts and Investors, contact: Dale W. Boyles, (205) 554-6129

News Media, contact: D’Andre Wright, (205) 554-6131